Exhibit 10.11

May 28, 2010

Clarus Corporation
2084 East 3900 South
Salt Lake City, UT 84124
Attention:  Corporate Secretary

Re:	Lock-up Agreement

Dear Sirs/Madams:

The undersigned  (the “Specified Holder”) acknowledges that pursuant to that certain merger agreement (the “Merger Agreement”) dated as of May 7, 2010, among Clarus Corporation, a Delaware corporation (the “Company”), Everest/Sapphire Acquisition, LLC., Everest Merger I Corp., Everest Merger II, LLC, Gregory Mountain Products, Inc. and Kanders GMP Holdings, LLC and Schiller Gregory Investment Company, LLC, the Company will issue to the Specified Holder ________ shares (the “Consideration Shares”) of the Company’s common stock, par value $0.0001 per share (“Company Common Stock”).  The Specified Holder understands that the Purchaser and the Company are willing to proceed with this transaction and issue the Consideration Shares only if the Specified Holder for itself and the successors and assigns of the Specified Holder, agrees to this Lock-up Agreement.  Capitalized terms used, but not defined, herein shall have the respective meanings ascribed to them in the Merger Agreement.

In consideration of the consummation of the Merger Agreement, including the Specified Holder’s receipt of the Consideration Shares, the Specified Holder agrees that it will not during the Lock Up Period (as defined below), directly or indirectly,

(1)
offer for sale, sell, pledge, transfer, negotiate, assign, or otherwise create any interest in or otherwise dispose of (or enter into any transaction or device that is designed to, or could reasonably be expected to, result in any of the foregoing) the Consideration Shares, or

(2)
enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of the Consideration Shares, including, but not limited to, short sales, puts, calls or other hedging transactions, including private hedging transactions.

  Notwithstanding the provisions of Section (1) above, the Specified Holder shall be permitted to hypothecate the Consideration Shares, subject to the terms, including the Company’s Right of Set-off, set forth in the Merger Agreement.

 As used herein, the “Lock-up Period” shall mean the period commencing on the date hereof and ending on the second anniversary of the date hereof; provided, however, if, at any time during the Lock-up Period, a Purchaser Indemnified Party asserts a claim in accordance with Section 11.4 of the Merger Agreement (the “Indemnification Claim”),  the Lock-Up Period will, until there is a Final Determination with respect to such Indemnification Claims, be extended to such number of Consideration Shares having a value equal to 25% of the Estimated Losses, as defined below, based on a per share price of $6 per share; provided, however, that, in lieu of the Lock-up Period being extended to the Consideration Shares, subject to the execution of an escrow agreement in form and substance satisfactory to the Company in its sole discretion, the Specified Holder may deposit in escrow an amount in cash equal to 25% of the Estimated Losses asserted by a Purchaser Indemnified Party in an Indemnification Claim.  “Estimated Losses” shall mean the Purchaser Indemnified Party’s good faith estimate of the dollar amount of any such Indemnification Claim set forth in writing to the Stockholders.  The parties hereto acknowledge and agree that upon a Final Determination with respect to any Indemnification Claim, the Consideration Shares shall be subject to reduction and cancellation in accordance with Section 11.6(c) of the Merger Agreement.

Notwithstanding the terms and conditions set forth above, the principal member of the Specified Holder may transfer Consideration Shares to (a) his “immediate family members” (as defined herein), (b) any trust, the sole beneficiaries of which are the principal member of the Specified Holder’s immediate family members or (c) the personal representative, custodian or conservator in the case of the death, bankruptcy or adjudication of incompetency of the principal member of the Specified Holder, as the case may be (each person or entity set forth in clauses (a), (b) or (c), a “Permitted Transferee”); provided that, as a precondition to any such transfer, any such Permitted Transferee shall execute and deliver to the Company an agreement to be subject to the terms of this Lock-up Agreement to the same extent as if the Permitted Transferee were an original party to this Lock-up Agreement.  For the purposes of this paragraph, the term “immediate family members” shall mean the spouse, father, mother, or children of the principal member of the Specified Holder.

The parties hereto acknowledge and agree that any transfer of Consideration Shares in violation of the foregoing paragraph shall be void ab initio and the Company shall cause its agents, including its transfer agent, to refuse to register, record or make any transfer of Consideration Shares if such transfer would constitute a violation or breach of this Lock-up Letter Agreement.

The Specified Holder understands that the Purchaser will proceed with the Merger Agreement in reliance on this Lock-up Agreement, and that any certificates representing Consideration Shares will contain a restrictive legend stating that the transfer of such shares is restricted in accordance with the terms of this Agreement.

The Specified Holder agrees that it will execute any additional documents reasonably necessary or related to the enforcement of this Lock-up Agreement.  The Specified Holder’s obligations under this Lock-up Agreement shall be binding upon its successors and assigns or heirs, as the case may be.

The Specified Holder hereby warrants and represents that it has the full capacity to enter into and carry out all the terms of this Lock-up Agreement and is not subject to or bound by any agreement or instrument, or the order of any court or other governmental authority which in any way restricts the Specified Holder’s capacity to enter into and carry out all the terms of this Lock-up Agreement.

This Lock-up Agreement, and all rights and obligations of the parties hereunder, shall be construed and enforced in accordance with and governed by the law of the State of New York.  This Lock-up Agreement shall be subject to the exclusive jurisdiction of the courts of New York County, New York.  Any breach or default of any provision hereof shall be deemed to be a breach or default occurring in the State of New York by virtue of a failure to perform an act required to be performed in the State of New York, and the parties, for themselves and their lawful successors, irrevocably and expressly agree to submit to the jurisdiction of the courts of the State of New York for the purpose of enforcing the terms of hereof and the transactions contemplated hereby.  The parties irrevocably waive (for themselves and their lawful successors), to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Lock-up Agreement or any judgment entered by any court in respect hereof brought in New York County, New York, and further irrevocably waive any claim that any suit, action or proceeding brought in New York County, New York has been brought in an inconvenient forum.

Any notices required or permitted hereunder shall be made pursuant to the notice provisions set forth in Section 12.11 of the Merger Agreement.

Very truly yours,

By:
Name:
Title:

CONFIRMED AND AGREED TO AS OF
THE DATE FIRST WRITTEN ABOVE:

CLARUS CORPORATION

By:
Name: Philip A. Baratelli
Title: Chief Financial Officer